Signing Authority


The undersigned hereby authorizes Mark R. Townsend,
Vivian Coates or Jennifer

S. Sim to sign any Form ID, Form 3, Form 4, or
Form 5 relating to beneficial ownership and changes in beneficial ownership of equity securities of V.F. Corporation (the "Company"), and any amendment thereto, and to file the Form (with exhibits and related documents) with the Securities and Exchange Commission, and submit a copy to any securities exchange or automated quotation system and to the Company.
This signing authority will expire two years after the date at which the undersigned ceases to be subject to filing requirements under
Section 16(a) under the Securities and Exchange Act of 1934, as amended, with respect to the Company.



Printed Name: Trevor A. Edwards


Date: -O-cto-be-r

_27 ,  2023


























Internal Use